UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2016

GROGENESIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168337	42-1771870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 S. Reid Street, Suite 307

Sioux Falls, SD  57103

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (605) 836-3100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2016, Grogenesis, Inc. (the “Company) entered into a Strategic Partnership Agreement (the “SP Agreement”) with Eco Squared Solutions, Inc. (“ESSI”) and Eco Water Solutions, Inc. (“EWSI”), both Nevada corporations, for the joint control, management and marketing of a water remediation system for separating contaminants from water (the “PCT System”) on a worldwide basis.  Pursuant to the SP Agreement, the parties agreed to form the strategic partnership through a newly formed South Dakota corporation named American Water Sanitation, LLC.  The purpose of the strategic partnership is to pool the respective resources of each party in order to offer, through sale or other commercially acceptable means, the PCT System to certain clients of the Company (“End Users”). Furthermore, the purpose is to provide the services necessary to install the PCT System and technologies through the use of the PCT System in three applications, including (i) water sanitation and remediation for contaminated bodies of water, (ii) water sanitation and remediation for bodies of water that irrigate and hydrate livestock and (iii) water sanitation and remediation for bodies of water that provide clean water for human consumption.  With exception to the cost of manufacturing and cost of services associated with the manufacturing, installation and maintenance for any sale, lease, rental or any other operational, field testing and/or commercial services provided to End Users of the PCT System that shall be borne by the strategic partnership, each Party shall each bear their own respective costs associated with the performance of their respective duties under the strategic partnership. The ownership structure of the strategic partnership shall be allocated as to 51% to GroGenesis and 24.5% to ESSI and 24.5% to EWSI.  The net profits of the strategic partnership, as defined as operating income less any applicable taxes owed by the strategic partnership, shall be allocated as to 50% to GroGenesis and as to 50% to EWSI.

The SP Agreement is attached hereto as Exhibits 10.1, respectively, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits.  The following exhibits are furnished with this report:

Exhibit No.	Description

10.1	Strategic Partnership Agreement with Eco Squared Solutions, Inc. and Eco Water Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 20, 2016

GROGENESIS, INC.

By:	/s/ Richard D. Kamolvathin
Name: Richard D. Kamolvathin
Title: Chief Executive Officer

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